PRITCHETT, SILER & HARDY, P.C.

CERTIFIED PUBLIC ACCOUNTANTS

A PROFESSIONAL CORPORATION

1438 NORTH HIGHWAY 89, SUITE 130

FARMINGTON, UTAH 84025

_______________

(801) 447-9572         FAX (801) 447-9578

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-190697) on Form S-8 of Heatwurx, Inc. of our report dated June 19, 2017, relating to our audit of the consolidated financial statements, and the financial statement schedules, as of December 31, 2015 and for the year ended December 31, 2015 Our report dated June 19, 2017, relating to the consolidated financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ Pritchett, Siler & Hardy, P.C.

Pritchett, Siler & Hardy, P.C.

Salt Lake City, Utah

June 19, 2017